Calculation of Filing Fee Tables
S-8
VALVOLINE INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	12,078,021	$ 37.115	$ 448,275,749.42	0.0001381	$ 61,906.88
Total Offering Amounts:						$ 448,275,749.42		$ 61,906.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 61,906.88
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") also covers any additional shares of common stock, par value $0.01 per share ("Common Stock") of Valvoline Inc., a Kentucky corporation ("Valvoline" or the "Registrant") that may be offered or sold pursuant to the Valvoline Inc. 2026 Omnibus Incentive Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high ($37.58) and low ($36.65) sales price per share of the Registrant's Common Stock as reported on the New York Stock Exchange on February 9, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A